Exhibit 4.1

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STOCK PURCHASE AGREEMENT

By and Among

HEALTHEXTRAS, INC.

(Buyer)

and

KENNETH J. SACK AND SACK FAMILY TRUST

(Sellers)

June 18, 2004

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of this 18th day of June, 2004, is entered into by and among HEALTHEXTRAS, INC., a Delaware corporation (“Buyer”), Kenneth J. Sack, an individual residing in Boca Raton, Florida (“KJS”), and The Sack Family Trust, a trust organized and established under the laws of Florida on January 1, 2002 (the “Trust”). The Trust and KJS are hereinafter referred to collectively as the “Sellers.”

WHEREAS, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, all of the issued and outstanding capital stock of Managed Healthcare Systems, Inc., a Florida corporation (the “Company”).

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NOW, THEREFORE, in consideration of the premises and subject to the representations, warranties and covenants contained herein, the parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following capitalized terms, unless otherwise defined in this Agreement, have the meanings set forth below:

“Affiliate” means any individual, partnership, corporation, limited liability company, trust or other entity or association which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party.

“Agreement” means this Stock Purchase Agreement.

“Audited Financial Statements” means the audited financial statements of the Company as of December 31, 2001, 2002 and 2003, attached as Schedule 3.12 to this Agreement.

“Claims” means either (1) any action or proceeding, judicial or administrative (including arbitration and other alternative dispute resolution mechanisms), instituted by any third party (including federal, state or local governmental units) against a party to this Agreement, or (2) any claim for indemnification brought by a party to this Agreement.

“Closing” shall have the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.3 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee Benefit Plan” shall have the meaning set forth in Section 3.23.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” means, collectively, the Audited Financial Statements and the Unaudited Financial Statements of the Company.

“GAAP” means U.S. generally accepted accounting principles, consistently applied, as in effect from time to time.

“HealthExtras Common Stock” shall mean the Buyer’s common stock, par value $0.01 per share.

“HealthExtras Shares” shall have the meaning set forth in Section 2.4.4.

“Indemnified Party” and “Indemnifying Party” shall have the meanings ascribed to them in Section 9.3.1 of this Agreement.

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“Intellectual Property” means all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, formulae and know-how, and all applications for such, which are in the process of being prepared, are owned by or are registered in the name of, the Company, or of which the Company is a licensor or licensee.

“Insurance Policies” means all fire, theft, casualty, general liability, reinsurance, stop-loss, workers compensation, professional liability, business interruption, product liability, automobile and other insurance policies maintained by or for the Company and all life insurance policies maintained by or for the Company on the lives of any of its employees.

“Loss” or “Losses” means any loss, liability, deficiency, damage, expense or cost including reasonable attorney’s fees) incurred by a party, but excluding any special, incidental, consequential or punitive damages except as awarded by a court in Claims instituted by a third party.

“Material Adverse Effect” means a material adverse effect on the business, assets condition (financial or otherwise), results of operations or prospects of the Company, taken as a whole.

“Notes” means the Non-Negotiable Promissory Notes made by Buyer to each of KJS and the Trust in the aggregate principal amount of $4,000,000 allocated to KJS and the Trust as provided in Section 2.4.2 of this Agreement in the form of Exhibit I to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pledge and Security Agreement” means the Pledge and Security Agreement in the form of Exhibit II to this Agreement.

“Purchase Price” means the aggregate of (i) the cash payment of $37,338,212 to be made pursuant to Section 2.4.1 of this Agreement; (ii) the Note; (iii) the Warrants; (iv) the Contingent Earnout Payment; and (v) the HealthExtras Shares.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit III to this Agreement.

“Returns” means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

“Sellers’ Knowledge” means the actual knowledge of KJS after reasonable inquiry of Robert Sack and Steve Gallers.

“Tax” or “Taxes” means all federal, state, county or local net or gross income, gross receipts, net proceeds, sales, use and ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental

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charges of any nature whatsoever, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Unaudited Financial Statements” means the unaudited interim financial statements of the Company for the five (5) month period including May 31, 2004, attached as Schedule 3.12 to this Agreement.

“Warrants” means the HealthExtras Common Stock Purchase Warrants evidenced by the Warrant Agreement in the form of Exhibit IV to this Agreement.

“Welfare Plan” means any employee welfare benefit plan as described in Section 3(1) of ERISA.

2.	THE TRANSACTION; STOCK PURCHASE AND CLOSING

2.1    Purchase of the Shares. The Sellers hereby agree to sell, and Buyer hereby agrees to purchase from Sellers, all of the Company Shares in consideration of the Purchase Price to be paid in accordance with and subject to the terms and conditions contained in this Agreement, including, without limitation, the possibility that no Contingent Earnout Payment might be required and, that the principal of the Note is subject to adjustment.

2.2    The Effective Time. Subject to the consummation of the Closing, the transactions contemplated by this Agreement, including the transfer of economic risks, shall be deemed effective as of 12:01 a.m. (Eastern Standard Time) on June 16, 2004.

2.3    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via facsimile, courier and wire transfer at a time agreed by the parties on the date of this Agreement (the “Closing Date”).

2.4    Purchase Price

The Purchase Price for the Company Shares will consist of the following:

2.4.1    A cash payment in the amount of $37,338,212 to be paid by the Buyer to Sellers at the Closing with 51 % of such amount to be paid to KJS and 49% of such amount to be paid to the Trust, by wire transfer to the account designated by each of such Sellers prior to the Closing Date.

2.4.2    The amount up to $4,000,000 payable pursuant to and subject to the conditions set forth in the terms of the Notes to be delivered by the Buyer to the Sellers at the Closing, with 51 % of such amount to be paid to KJS as payment on the Note delivered to KJS and 49% of such amount to be paid to the Trust as payment on the Note delivered to the Trust.

2.4.3    The Warrants to purchase, subject to the terms and conditions of the Warrants, up to an aggregate of 300,000 shares of HealthExtras Common Stock to be delivered

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by the Buyer to the Sellers at the Closing, with 51% of such Warrants to be issued to KJS and 49% of such Warrants to be issued to the Trust.

2.4.4    HealthExtras Common Stock with a value of $1,500,000 (the “HealthExtras Shares”), to be delivered by the Buyer to the Sellers at the Closing, with 51% of such shares to be issued to KJS and 49% of such shares to be issued to the Trust. The number of shares to be issued to the Sellers shall be determined pursuant to Section 2.5 of this Agreement.

2.4.5    The Contingent Earnout Payment to be made by the Buyer to the Sellers in the amount and at the time specified in Section 2.6 of this Agreement, with 51% of such amount to be paid to KJS and 49% of such amount to be paid to the Trust.

2.5    Calculation of Number of HealthExtras Shares. The number of shares of HealthExtras Common Stock to be issued pursuant to Section 2.4.4 of this Agreement shall be determined by dividing: (i) the amount of $1,500,000, by (ii) the average closing bid price per share of HealthExtras Common Stock as reported by NASDAQ for the five trading days ending June 15, 2004, provided, however, in lieu of any fraction of a share, the Buyer will pay the value of such fraction of a share in cash.

2.6    Contingent Earnout Payment. As part of the Purchase Price payable to the Sellers pursuant to the terms of this Agreement, the Buyer will pay to the Sellers the amount required by Subsection 2.6.1 or 2.6.2 (the “Contingent Earnout Payment”), subject to the fulfillment of the conditions set forth in this Section 2.6.

2.6.1    The Sellers will be entitled to an aggregate Contingent Earnout Payment of $1,000,000 in the event that both of the following conditions are fulfilled: (i) the Eligible Gross Profit for the 12 months ended June 30, 2005 is greater than $9,817,500 but less than $10,285,000, and (ii) the Eligible Revenues for the 12 months ended June 30, 2005 equal or exceed $45,000,000.

2.6.2    The Sellers will be entitled to an aggregate Contingent Earnout Payment of $2,000,000 in the event that the Eligible Gross Profit for the 12 months ended June 30, 2005 equals or exceeds $10,285,000, irrespective of the level of Eligible Revenues. A Contingent Earnout Payment pursuant to this Section 2.6.2 shall be in lieu of and not in addition to the payment specified in Section 2.6.1.

2.6.3    For purposes of calculating the Contingent Earnout Payment, the term “Eligible Gross Profit” will mean: the Gross Profit of the Company for the 12 months ended June 30, 2005 calculated in the same manner as the Company’s “Gross Profit” as it appears on the Company’s Statement of Operations for the year ended December 31, 2003, subject to adjustment as provided in Section 2.6.5 below.

2.6.4    For purposes of calculating the Contingent Earnout Payment, the term “Eligible Revenues” will mean the sum of: the “Gross PBM Billings” and “Pharmacy Sales” of the Company for the 12 months ended June 30, 2005 calculated in the same manner as these

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same items appear on the Company’s Statement of Operations for the year ended December 31, 2003, subject to adjustment as provided in Section 2.6.5 below.

2.6.5    In addition to the amounts calculated pursuant to Section 2.6.3 and 2.6.4, Eligible Gross Profit and Eligible Revenues will include Gross Profits or Gross PBM Billings and Pharmacy Sales, as applicable (calculated in the same manner as these items were calculated for the Company in its 2003 Statements of Operations) which are attributable to (i) any now existing client of the Company whose business with the Company is transferred to the Buyer or another affiliate of the Buyer and (ii) any new client of the Buyer or any affiliate of the Buyer, other than the Company, with respect to which KJS was primarily responsible for the initiation of the customer relationship.

2.6.6    The Buyer will deliver to the Sellers, on or before July 15, 2005, the Buyer’s calculation of the Eligible Gross Profits and Eligible Revenues. Following the Sellers’ receipt of the written calculation, the Sellers and their accountants will have the right to review the books and records of the Company and the Buyer which are relevant to the calculation, provided that the Sellers and their accountants enter into customary confidentiality and non-disclosure agreements. In the event that the Sellers do not object to the Buyer’s calculation within 15 days of their receipt of the calculation, then the calculation shall be final. In the event that the Sellers object to the Buyer’s calculation, the Sellers will provide the Buyers with written notice of such objections within 15 days of their receipt of the calculations. The Sellers and the Buyer will, for a period of 20 days, use commercially reasonable efforts to resolve the Seller’s objections. If the Sellers and the Buyer are unable to reach an agreement on the objection within this period, then the objections will be referred to an independent public accounting firm in the United States that is mutually acceptable to the Sellers and the Buyer. The independent public accounting firm will act as arbitrator and will issue a report resolving all disputes as to the Eligible Gross Profits and Eligible Revenues and confirming the amount of the Contingent Earaout Payment, if any, as determined in accordance with the terms of this Agreement. Such report will be final and binding on the Sellers and the Buyer. Each of the Sellers and the Buyer will bear all costs and fees incurred by such person in connection with this arbitration, provided that the fees and expenses of the independent public accounting firm appointed hereunder shall be borne and be paid equally by each party.

2.6.7    Buyer shall pay the Contingent Earnout Payment, if any, to the Sellers promptly after the amount of such payment becomes final in accordance with the provisions of this Section 2.6.

2.6.8    In addition, and regardless of whether or not the Sellers are entitled to a Contingent Earaout Payment hereunder, if the Buyer decides to make (or causes the Company to make) an IRC § 338 election, the Buyer shall pay to the Sellers that amount which after payment of Sellers’ Taxes attributable to the receipt of such amount, would equal the amount of the Seller’s liability for Taxes resulting from such IRC §338 election.

2.7    Security For Certain Obligations of Buyer. At the Closing, the Buyer will execute and deliver to Sellers the Pledge and Security Agreement, pursuant to which the Buyer will pledge 25% of the Company Shares to the Seller as security for the obligations of the Buyer

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under the Note and the Buyer’s obligation to make the Contingent Earnout Payment under Section 2.6.1 or 2.6.2.

2.8    Registration Rights Agreement. At the Closing, the Buyer will execute and deliver to Sellers the Registration Rights Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement, Sellers represent and warrant, jointly and severally, to Buyer that, except as set forth in the disclosure schedules referenced below (the “Schedules”):

3.1    Organization, Qualification and Power of Trust and Trustee. The Trust is a duly established, validly existing trust under the laws of the State of Florida, for which KJS is the sole trustee with full legal power and authority to legally bind the Trust to perform all of its obligations under, and comply with all of the conditions of, this Agreement. The copy of the Trust Agreement is attached to Schedule 3.1 to this Agreement, and reflects all amendments made thereto and is correct and complete, and there are no other agreements or documents of any kind determinative of the powers, organization or qualifications of the Trust or the powers and authority of Trustee in connection therewith.

3.2    Organization, Qualification and Corporate Power of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and is duly licensed or qualified to transact business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of the business to be transacted by it, or the character of the properties owned by it or leased by it, requires such licensing or qualification. The Company has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated, and to carry on its business as it is now being conducted, including operations under the names “RxMail,” “Pharmacy Services Group” and “PSG”, except in each case for instances that are disclosed on Schedule 3.8 referenced below. The Company has all the requisite corporate power and authority to perform all of its obligations under, and comply with all of the conditions of, this Agreement. The copies of the Company’s Articles of Incorporation are attached to Schedule 3.2 (certified by the Florida Secretary of State), and the Company’s Bylaws attached to Schedule 3.2 have been furnished to Buyer prior to the Closing, are correct and complete as of the date of this Agreement, and there are no other agreements or documents of any kind, including, without limitation, any agreements among all or any of the Company’s shareholders, determinative of the powers, organization or qualifications of the Company.

3.3    Subsidiaries. The Company does not (i) own of record or beneficially, directly or indirectly, any shares of capital stock or securities convertible into capital stock of any other corporation or have any participating interest in any partnership, limited liability company, joint venture or other business enterprise; (ii) have a membership right, governing right or any other rights with respect to any nonprofit organization; or (iii) control, directly or indirectly, any other entity.

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3.4    Authorized Capital. The authorized capital stock of the Company consists of one hundred (100) shares of voting Common Stock, $1.00 par value, of which, as of the date hereof, one hundred (100) shares of voting Common Stock (the “Company Shares”) are duly and validly issued and outstanding, fully paid and non-assessable. Sellers are the sole owners, beneficially and of record, of all of the Company Shares, and have all right, title and interest in and to the Company Shares, free and clear of all liens, encumbrances, security agreements, options, rights to acquire, claims, charges, restrictions on transfer or adverse claim of any kind whatsoever (except for restrictions generally applicable to securities under federal and state securities laws). There are no stock appreciation rights, subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. No shares of the Common Stock of the Company are in escrow or held as security for any obligation of the Company or any beneficial owner thereof. None of the securities of the Company are subject to any voting trusts, nor has the Company or either of the Sellers received notice of any other agreements pertaining to the voting of such securities, and no Company shareholder has any preemptive right or rights of first refusal with respect to the issuance of any common stock, debt instruments or other securities of the Company.

3.5    Validity. Sellers have the full legal power and authority to execute and deliver this Agreement and all other agreements and documents necessary to consummate the contemplated transactions and all action of Sellers necessary for such execution and delivery and the performance hereof and therof have been duly taken. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Sellers in connection with this transaction, when duly executed and delivered by Sellers and the other parties thereto, will constitute the legal, valid and binding obligation of Sellers, enforceable in accordance with their terms (subject to enforcement of remedies in the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally).

3.6    No Breach. Except as set forth in Schedule 3.6, the execution and delivery by the Sellers of this Agreement and related agreements contemplated by this Agreement and the compliance by the Sellers with their respective terms and the performance by the Sellers of any obligation hereunder or thereunder will not (a) result in the breach or violation (i) of the Articles of Incorporation or Bylaws of the Company or of any other organizational governing documents of the Company or the Sellers, if any, (ii) of any provision of law, or (iii) of any provision of any agreement, indenture, mortgage, lease or other obligation or instrument, any judgment, or any order or decree of any court or other agency of government, or cause any acceleration of an obligation thereunder, to which the Company or any of Sellers or any of their respective properties or assets are bound, or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other

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instrument, or (c) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of the Sellers, in each case, except for instances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

3.7    Title to Properties. The Company has good and marketable title to its properties and assets reflected on the Company’s balance sheet dated May 31, 2004 contained in the Financial Statements attached to Schedule 3.12 or acquired since May 31, 2004 (other than properties and assets disposed of in the ordinary course of business since May 31, 2004 or amounts distributed to the Sellers which have been previously disclosed in writing to the Buyer), including those items described in Schedule 3.7, and all such properties and assets are free and clear of any and all mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, except for liens for current taxes not yet due and payable, and other liens and minor imperfections of title, if any, which are not material in nature or amount and do not materially detract from the value or materially impair the use of such property or the current operations of the Company. Attached hereto as Schedule 3.7 is a list of all items of depreciable real and personal property owned by the Company (which list is accurate in all material respects except as set forth in Schedule 3.7).

3.8    Compliance with Law. Schedule 3.8 contains a list of all licenses, permits, franchises, certificates, authorizations, approvals, accreditations, consents and rights, including those granted or derived from governmental sources, issued or granted to the Company. The Sellers have delivered or made available to Buyer true and correct copies of all such licenses, permits, certificates and authorizations. Except as otherwise disclosed in Schedule 3.8: (i) the Company has all state, federal, or local governmental authorizations, licenses and permits required to conduct its business, and such business presently is being conducted in compliance in all material respects with all such authorizations, licenses and permits; (ii) there are no pending or, to Sellers’ knowledge, threatened actions, notices or proceedings by any state, federal, or local government (or any subdivision thereof) or any public or private group (including without limitation accreditation organizations) and there are no facts or circumstances to the knowledge of the Sellers, which violate or are likely to violate any law; (iii) neither the Company’s operations (as currently conducted), nor any of the assets owned, leased, occupied or used by the Company in the operation of its business, violates or fails to comply in any material respect with applicable federal, state or local laws, regulations or ordinances; (iv) there is no act or omission on the part of the Company which could subject the Company to any fine or suspension; and (v) neither of the Sellers nor the Company has received any written notice, the subject of which has not been finally resolved, from any federal, state or other governmental authority or agency having jurisdiction over their properties or activities, or any insurance or inspection body, stating that the Company’s operations or any of its properties, facilities or equipment (whether leased or owned) or business procedures or practices fail to materially comply with any applicable law, ordinance or regulation or requirement of any public or private authority or body. Except as otherwise disclosed on Schedule 2.8, to Seller’s knowledge, no pharmacy or pharmacist contracting with the Company is prohibited by applicable law or by any authority or organization that monitors or regulates such providers, from providing pharmacy services.

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3.9    Consents and Approvals. Except as set forth on Schedule 3.9 attached hereto, neither the Company nor the Sellers, nor any of their respective Affiliates, is required to obtain any approval, consent, qualification, order or authorization, or to submit any notice, report or other filing (collectively for purposes of this Section 3.9, a “Consent,”) with (i) any governmental authority in connection with the execution or delivery by Sellers of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) by any person whose consent is required in order for there not to be an adverse effect on the assets, including contract rights, property or business of the Company, including, without limitation, any consent to the change in ownership of the Company by any landlord, governmental or accreditation agency, or by any party related to the contracts listed in Schedule 3.17(a).

3.10    Environmental Matters. Except as set forth on Schedule 3.10 attached hereto: (i) there are no hazardous or toxic substances, materials, waste or regulated medical waste at the Company’s facilities in violation of applicable law; (ii) the Company has complied in all material respects with all applicable federal and state laws regarding hazardous or toxic substances, materials, waste or regulated medical waste; (iii) no written claims have been made or, to Sellers’ Knowledge, threatened against the Company with respect to violations of such laws; (iv) no currently outstanding citations or notices have been issued against the Company with respect to violations of such laws; and (v) the Company has no obligations or liabilities, matured or not matured, absolute or contingent, assessed or unassessed, which in the case of any of the forgoing, have been or are imposed by reason of or based upon any provision of any of applicable Environmental Law.

3.11    Payment of Taxes. Except as set forth on Schedule 3.11 attached hereto: (i) the Company has timely filed all Returns it is required to file, and such Returns were true, correct and complete in all material respects; (ii) all Taxes reflected on such Returns have been paid; (iii) all Taxes which the Company is obligated to withhold from employees, creditors and third parties have been withheld; (iv) all Taxes which the Company has become obligated to pay pursuant to elections made by the Company in accordance with the Code have been paid; (v) the Company has established adequate reserves for all Taxes payable by the Company which are accrued but not yet payable; (vi) the federal income tax returns of the Company have not been audited by the Internal Revenue Service since the Company commenced business in 1995; (vii) no deficiency assessment with respect to any proposed adjustment of the Company’s federal, state, county or local taxes is pending, or, to Sellers’s Knowledge, threatened; (viii) there is no Tax lien, whether imposed by any federal, state, county or local taxing authority outstanding against the assets, properties or businesses of the Company except arising from property Taxes not yet due and payable; (ix) there is no pending examination or proceeding by any such authority or agency relating to the assessment or collection of any such Taxes, interest or penalties thereon; and (x) the Company has not executed or filed any consent or agreement to extend the period for the assessment or collection of any Taxes.

3.12    Financial Statements. Attached to Schedule 3.12 are (i) the Audited Financial Statements; and (ii) the Unaudited Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and year-end adjustments, which adjustments will not be material, individually or in the aggregate) and fairly present in all material respects

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the financial position of the Company and the results of operations and changes in financial position as of the dates and for the periods specified.

3.13    Absence of Certain Changes or Events. Except as set forth on Schedule 3.13, since May 31, 2004, there has not been any change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company that has had a Material Adverse Effect.

3.14    Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.14, the Company has no liabilities of any nature (whether absolute, accrued, contingent, known or unknown or otherwise), including, without limitation, liabilities for federal, state, local or foreign taxes and liabilities to customers or suppliers, other than (i) liabilities for which full provision has been made on the Financial Statements of the Company, and (ii) liabilities arising in the ordinary course of business and consistent with past practice since May 31, 2004.

3.15    Subsequent Events. Except as set forth in Schedule 3.15, since May 31, 2004 the Company has not: (i) issued any stock, bond or other corporate security; (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued, contingent, known or unknown), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business and consistent with past practices which do not have an adverse effect upon the Company or finances of the Company; (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and liabilities incurred since May 31, 2004 in the ordinary course of business and consistent with past practices; (iv) declared or made any payment or distribution to shareholders of the Company or purchased or redeemed any share of its capital stock or other security; (v) mortgaged, pledged or subjected to lien any asset, tangible or intangible, other than liens which arise by operation of law or liens of current real property taxes not yet due and payable; (vi) sold, assigned or transferred any tangible asset or cancelled any debt or claim, except in the ordinary course of business and consistent with past practices; (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset; (viii) suffered any loss of property or waived any right, except in the ordinary course of business and consistent with past practices; (ix) made any change in officer compensation; (x) made any change in employee compensation except in the ordinary course of business and consistent with past practice; (xi) made any change in the manner of business or operations, including any change in accounting principles or practices; (xii) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; or (xiii) entered into any commitment (contingent or otherwise) to do any of the foregoing, except to the extent expressly authorized or required by this Agreement.

3.16    Outstanding Debt. Except as set forth in the Financial Statements or Schedule 3.16, (a) the Company has not incurred any indebtedness for borrowed money nor is it either a guarantor or otherwise contingently liable for any such indebtedness (excluding endorsements of negotiable instruments in the ordinary course of business); (b) there exists no default under the provisions of any instrument evidencing any indebtedness or otherwise of any agreement relating

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thereto; and (c) the Company has no outstanding loans or advances to any person and is not obligated to make any such loans or advances.

3.17    Contracts and Other Commitments. Schedule 3.17(a) attached hereto lists all written agreements and all oral understandings, including, but not limited to, all pharmacy contracts, client/customer agreements, management agreements, employment agreements and service contracts, to which the Company will be subject on the Closing Date; provided, however, that written agreements and oral understandings which involve or may involve payments to or by the Company of $25,000 or less during a one year period or the term of the contract, which ever is longer, may be excluded from Schedule 3.17(a), so long as such excluded agreements do not impose restrictions on the Company’s operations. Schedule 3.17(b) attached hereto discloses the rates payable by the Company to each pharmacy chain with which it has a contract disclosed on Schedule 3.17(a). Attached hereto under Schedule 3.17(c) are copies of each form of the Company’s contracts with pharmacies, other than those copies previously provided to the Buyer. Attached hereto under Schedule 3.17(d) are copies of all Company contracts with clients for which the Company provides pharmacy benefit management services or mail order services, other than those copies previously provided to the Buyer. Schedule 3.17(e) attached hereto describes all material terms of each oral agreement which together with all related oral agreements, could impose a liability on the Company or require payments by the Company, or provide benefits or payments to the Company, in an amount greater than $25,000. Except as set forth in Schedule 3.17 (b), with respect to each such agreement listed on Schedule 3.17(a): (i) the Company is not, and to the Sellers’ Knowledge, no other party is, in material breach or default, and no act or omission by the Company or, to the Sellers’ Knowledge, by any other party, has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration under the agreement; (ii) the Company has not and, to the Sellers’ Knowledge, no other party has, repudiated any material provision of the agreement; (iii) none of the transactions contemplated by this Agreement creates in any party to such agreement the right to revise the terms of, to terminate, to accelerate any obligation of the Company or to otherwise declare that such agreement has been breached; (iv) to the Sellers’ Knowledge no party to a contract listed in Schedule 3.17(a) has expressed an intent to terminate or not renew such contract or amend the term thereof, other than modifications in the ordinary course of business that do not have a material adverse effect on the value of such contract to the Company; (v) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the contracts listed in Schedule 3.17(a) on the same terms applicable to such contracts as of the date hereof; and (vi) the Company has not waived any rights under any such contract.

3.18    Leasehold Interests. Schedule 3.18 attached hereto sets forth a true, correct and complete list of all material leases to which the Company is a party and to which the Company will be subject as of the Closing. Sellers have delivered to Buyer true, correct and complete copies of all such leases and all amendments, modifications and supplements thereto. Except as set forth in Schedule 3.18: (a) neither Sellers nor the Company has received written notice from any party to any lease claiming the Company is in default thereunder or that such default remains uncured; (b) no act or omission by the Company or to the Sellers’ Knowledge, by any other party has occurred which either would constitute a breach of or a default in the performance of any covenant, agreement or condition contained in any lease, or with the passage of time or the

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giving of notice, or both, would constitute such a breach or default; and (c) none of the transactions contemplated by this Agreement creates in any party to such lease the right to revise the terms of or to terminate such lease, as applicable, or to accelerate any obligation of the Company or to otherwise declare that such lease has been breached.

3.19    Intellectual Property. Set forth in Schedule 3.19 is a list of the patents and trademarks included in Intellectual Property. Except as set forth in Schedule 3.19: (a) no claim is pending or, to the Sellers’ Knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under Intellectual Property, and to the Seller’s Knowledge there are not existing facts or circumstances which are likely to provide a basis for any such claim; (b) no claim is pending or, to Sellers’ Knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company or which the Company otherwise has the right to use, is invalid or unenforceable by the Company and to Seller’s Knowledge there are not existing facts or circumstance which are likely to provide a basis for any such claim; (c) the Company has not granted or assigned to any other person or entity any right to sell or produce the products or provide the services of the Company; and (d) no officer, director, shareholder, employee or Affiliate of the Company has an ownership interest in any of the trademarks, patents, or other rights set forth in Schedule 3.19.

3.20    Litigation and Investigations. Except as set forth in Schedule 3.20, there is no: (i) action, suit, claim, proceeding or investigation pending or, to the Sellers’ Knowledge, threatened against or affecting the Company or any of the Company’s employees, officers or directors in their capacity as such by any private party or any federal, state, municipal or other governmental department, commission, board., bureau, agency or instrumentally, domestic or foreign and, to the Sellers’ Knowledge, there are no facts or circumstances providing a reasonable basis for such; (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements to which the Company is a party and, to the Sellers’ Knowledge, there are no facts or circumstances providing a reasonable basis for such; (iii) governmental or professional inquiry pending or, to the Sellers’ Knowledge, threatened, against or directly or indirectly affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit) and to Seller’s Knowledge there are not existing facts or circumstances which are likely to provide a basis for any such claims; (iv) the Company has not received any written opinion, memorandum or legal advice from legal counsel to the effect that the Company may have exposure, from a legal standpoint, to any material liability related to the past or present conduct of the business of the Company; (v) the Company is not in default with respect to any order, writ, injunction or decree known to or served upon it by any court or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (vi) there is no action or suit by the Company (excluding collection claims in the ordinary course of business) pending or threatened against others involving claims in excess of $50,000.

3.21    Fraud and Abuse. Except as set forth in Schedule 3.21 attached hereto: (a) none of the Company, its officers, directors or employees have engaged in, [and to Sellers’ Knowledge none of the persons who provide professional services under agreements with the Company,] have engaged in, any activities which are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b, or the regulations promulgated

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pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including, but not limited to, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other federal or state health care program that is for an item or service that is known or to be (A) not provided as claimed, or (B) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by, Medicare, Medicaid, or other federal or state health care program, or (B) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility service or item for which payment may be made in whole or in part by Medicare, Medicaid or other federal or state health care program. Neither the Company nor to the Sellers’ Knowledge, persons who provide professional services under agreements with the Company, have been excluded from the Medicare program or any state health care program under 42 U.S.C. §1320a-7, and there is no pending or, to the Sellers’ Knowledge, threatened exclusion action against the Company or, to Sellers’ Knowledge, against any such professional persons.

3.22    Labor Relations. The names of all current employees of the Company (the “Employees”), together with the title or job classification of each such Employee, the total compensation (including any deferred or bonus compensation, anticipated to be paid to or accrued for each such Employee in the years 2003 and 2004 by the Company), and the date of hire is set forth in the Schedule 3.22. All oral or written employment agreements that are or will be applicable to such Employees are listed in Schedule 3.22. Except as set forth in Schedule 3.22: (a) no such Employee has advised any of Sellers or the Company, orally or in writing, that he or she intends to terminate his or her employment; (b) the Company has complied in all material respects with all applicable laws relating to the employment of the Employees (including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes), and no Employee or former employee has filed any pending claim, nor has the Company or any of the Sellers received written notice to the contrary; and (c) the Company has not entered into any collective bargaining agreement, and the Company has not received written notice that any of the Employees are represented by a collective bargaining agent.

3.23    Employee Benefit Plans. Except as set forth in Schedule 3.23:

3.23.1 The

Company has no liability under any employee pension benefit plans as defined in Section 3(2) of ERISA, Multiemployer Plans, if any, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock

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option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, maintained by the Company or any Affiliate (“Employee Benefit Plans”).

3.23.2 The	Company has not at any time contributed to a Multiemployer Plan as described in Section 4001(a)(3) of ERISA or a defined benefit plan subject to Title IV of ERISA.

3.23.3 (i)	Except as otherwise provided by applicable state or federal law, the Company is not obligated under any Welfare Plan to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment; (ii) no violations of the notice and continuation coverage requirements of Section 4980B of the Code or Sections 601 through 608 of ERISA have occurred with respect to any Welfare Plan that is a group health plan within the meaning of Section 5000(b)(l) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan.

3.23.4 The	Company (i) has never terminated or withdrawn from an Employee Benefit Plan under circumstances resulting (or expected to result) in liability to PBGC (other than routine claims for benefits); (ii) has no assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has not failed to pay premiums to the PBGC when due; (iv) is not subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has not engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; and (vi) has not violated Code Section 4980B or Section 601 through 608 of ERISA.

3.23.5 Except	as set forth on Schedules 3.23 or 3.14, (i) the Company is not obligated to pay separation, severance, termination or similar benefits or to vest any person, in whole or in part, solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as such term is defined in Section 280G of the Code); and (ii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Financial Statements.

3.24    Insurance. Schedule 3.24 attached hereto sets forth a true, correct and complete list of all Insurance Policies, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy. Except as set forth in Schedule 3.24, all premiums due on the Insurance Policies or renewals thereof have been paid or will be paid through the Closing Date, and there is no default by the Company under the Insurance Policies nor_ to Sellers’s Knowledge, any default by any other party to the Insurance Policies.

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There are no outstanding recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the Company, or any repairs or other work to be done on or with respect to any of the properties or assets of the Company. The Company has in force all usual and customary or legally required insurance coverage (including as to the amounts of such coverage) for their business operations, including professional liability coverage for pharmacies (including mail order pharmacies) they operate and the pharmacists who are employed at such pharmacies, and such coverage will not be adversely affected by consummation of the transactions contemplated by this Agreement.

3.25    Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

3.26    Activities of Providers. To Sellers’ Knowledge, no providers of pharmacy services to the Company are organized or attempting to organize any entity (whether or not incorporated) for the purpose of bargaining or otherwise dealing with the Company on a collective basis except with respect to individual pharmacists who have formed professional corporations or partnerships for the purpose of providing pharmacy services.

3.27    Insider Interests. Except as disclosed on Schedule 3.27, no officer, director or shareholder or employee of the Company, (i) owns, directly or indirectly, in whole or in part, any of the properties used in the business of the Company; (ii) has received a loan or advance from the Company which is currently outstanding (except travel advances and other expense advances incurred in the ordinary course of business); (iii) has any obligation to make any loan to the Company; or (iv) has any other business relationship with the Company other than in his or her capacity as an officer, director or shareholder or employee. Except as disclosed on Schedule 3.27, no officer, director or shareholder of the Company or to Sellers’ Knowledge no employee of the Company owns (except for a passive ownership interest of one percent (1%) or less of the securities of a competitor that is traded on a recognized national exchange), in whole or in part, directly or indirectly, any interest in, or controls, or is an employee, officer, director or partner of, any corporation, association, partnership, limited partnership, joint venture or other entity which is a competitor of the Company.

3.28    Fees and Commissions. Neither Sellers nor the Company has agreed to pay or become liable to pay any broker’s, finder’s or originator’s fees or commissions by reason of services alleged to have been rendered for, or at the instance of, the Sellers or the Company in connection with this Agreement or the transactions contemplated hereby.

3.29    Disclosure. No representation or warranty by Sellers in this Agreement, and no exhibit, schedule or certificate furnished or to be furnished by Sellers or the Company pursuant hereto, contains any untrue statement of a fact, or omits to state a fact required to be stated herein or therein, or necessary to make the statements contained herein or therein not misleading. There is no fact of which any of the Sellers are aware which has not been disclosed in writing to the

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Buyer that materially adversely affects the ability of the Sellers to close upon the transactions contemplated by this Agreement or to perform the covenants and comply with the conditions of this Agreement.

3.30    Proprietary Information of Third Parties. Neither the Company nor the any of the Sellers has received any written notice that: (a) any third party has claimed that any Employee has: (i) violated or may be violating in any material respect any of the terms or conditions of his or her employment, non-competition, or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or material proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its current or former employees; (b) any third party has requested information from the Company that suggests that such a claim might be contemplated; (c) any person employed by the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer in connection with the development or sale of any product or proposed product or the development or sale of any service or proposed service of the Company; or (d) any person employed by the Company has violated any confidential relationship which such person may have had with any third party in connection with the development or sale of any product or proposed product or the development or sale of any service or proposed service of the Company.

3.31    Sufficiency of Assets. Except as set forth in Schedule 3.31, the assets of the Company now owned, and to be owned by the Company as of the Closing Date, constitute all assets reasonably necessary to enable the Buyer and the Company to conduct the business and operations of the Company after the Closing on substantially the same terms as such business has historically been conducted, except with respect to future working capital requirements.

3.32    Securities Laws. All of the issued and outstanding shares of common stock of the Company have been offered, sold, issued, and delivered by the Company in compliance with all applicable federal and state securities laws.

3.33    Investment Representation. Each of Sellers is acquiring the HealthExtras Shares, the Warrants and the Notes (collectively, the “Securities”) for its own account, to hold for investment, and with no present intention of dividing its participation with others or reselling or otherwise participating, directly or indirectly, in a distribution of the Securities, and it will not make any sale, transfer, or other disposition of the Securities in violation of any state securities laws or in violation of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller agrees that there will be placed on the certificates representing the Securities, or any substitutions for them, a legend stating in substance:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR OFFERED IN COMPLIANCE WITH ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE

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SECURITIES ACT; (ii) PURSUANT TO THE TERMS OF RULE 144 UNDER SAID ACT; OR (iii) PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED.

3.34    Accreditation. Each Seller is an “accredited investor” within the meaning of Regulation D of the Securities Act.

3.35    Information. Each Seller (i) has such knowledge and experience in financial and business affairs so that it is capable of evaluating the merits and risks involved in purchasing the securities of the Buyer to be received by it pursuant to this Agreement (ii) is able to bear the economic risks involved in purchasing such securities, and (iii) has had the opportunity to ask questions of, and receive answers from, Buyer and persons acting on Buyer’s behalf concerning Buyer and the terms of such securities and to obtain any additional information in connection therewith. Each Seller acknowledges and agrees that no representation has been made nor shall be deemed made by Buyer as to the value of these securities.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement, Buyer represents and warrants to Sellers that, except as set forth in the disclosure schedules to be delivered to Sellers by Buyer prior to Closing:

4.1    Organization, Qualification and Corporate Power. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business to be transacted by it, or the character of the properties owned by it or leased by it, requires such licensing or qualification. Buyer has all the requisite corporate power and authority to perform all of its obligations under, and comply with all the conditions of, this Agreement.

4.2    Validity. Buyer has the full legal power and authority to execute and deliver this Agreement and all other agreements and documents necessary to consummate the contemplated transactions, and all corporate action of Buyer necessary for such execution and delivery and the performance hereof and thereof have been duly taken. This Agreement has been duly executed and delivered by Buyer and, when duly executed by the other parties hereto, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Buyer in connection with this transaction, including, but not limited to the Note, the Security Agreement and the Warrants, when duly executed and delivered by Buyer and the other parties thereto, will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally).

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4.3    No Breach. The execution and delivery by Buyer of this Agreement and related agreements contemplated by this Agreement, the compliance by Buyer with their respective terms, and the performance by the Buyer of any obligation hereunder or thereunder will not result in the breach or violation of the Articles of Incorporation or Bylaws of Buyer, or any provision of law, or of any provision of any agreement, indenture, mortgage, lease or other obligation or instrument, any judgment, or any order or decree of any court or other agency of government, or cause any acceleration of any obligations thereunder, to which Buyer or any of its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer.

4.4    Reserved.

4.5    Governmental Authorities; Consents. Except for reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”), Buyer is not required to obtain any approval, consent, qualification, order or authorization, or to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by Buyer of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.6    Reports and Financial Statements. The Buyer has previously furnished to Sellers true and correct copies of its (i) Form 10-K for the period ended December 31, 2003, (ii) its quarterly report on Form 10-Q for the period ended March 31, 2004 and (iii) all other reports and registration statements filed with the Securities and Exchange Commission (the “Commission”) under the Exchange Act since January 1, 2004, all in the form (including exhibits) so filed (collectively the “Reports”). As of their respective dates, the Reports complied in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their filing and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in Buyer’s Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the entity or entities to which it relates as at the date specified or the results of operations, stockholders equity or cash flows for the periods specified, subject to normal year-end adjustments and any other adjustments described therein, which adjustments are not material.

4.7    Absence of Certain Changes or Events. Since March 31, 2004, there has not been any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Buyer or its subsidiaries taken as a whole.

4.8    Absence of Undisclosed Liabilities. The Buyer and its subsidiaries have not incurred, since March 31, 2004, any liability of any nature (whether absolute, accrued,

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contingent, known or unknown or otherwise) including, without limitation, liabilities for federal, state, local or foreign taxes and liabilities to customers or suppliers, other than (i) liabilities for which full provision have been made on the financial statements of the Buyer and its subsidiaries as filed in its most recent Form 10-Q, and (ii) other liabilities arising since March 31, 2004 in the ordinary course of business and (iii) the revolving line of credit and term loan agreement the Company is entering into simultaneously with the Closing.

4.9    Reserved

4.10    Fees and Commissions. Buyer has not agreed to pay or become liable to pay any broker’s, finder’s or originator’s fees or commissions by reason of services alleged to have been rendered for, or at the instance of, Buyer in connection with this Agreement or the transactions contemplated hereby, that would affect payment of the Purchase Price for the Shares.

4.11    Investment Representation. Buyer is acquiring the Shares for its own account, to hold for investment, and with no present intention of dividing its participation with others or reselling or otherwise participating, directly or indirectly, in a distribution of the Company Shares and it will not make any sale, transfer, or other disposition of the Company Shares in violation of any state securities laws or in violation of the Securities Act.

4.12    HealthExtras Shares. The HealthExtras Shares to be issued to Sellers will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

4.13    Disclosure. No representation or warranty by Buyer in this Agreement and no exhibit, schedule or certificate furnished or to be furnished by Buyer pursuant hereto, contains any untrue statement of a fact, or omits to state a fact required to be stated herein or therein, or necessary to make the statements contained herein or therein not misleading. There is no fact of which the Buyer is aware which has not been disclosed in writing to the Sellers that materially adversely affects the ability of the Buyer to close upon the transactions contemplated by this Agreement or to perform the covenants and comply with the conditions of this Agreement.

5.	SELLERS’ DELIVERIES

At the Closing, the Sellers will deliver or cause to be delivered to the Buyer the following:

5.1    Stock Certificate and Stock Powers. Certificates representing the Company Shares, accompanied by duly executed stock powers endorsed in blank for transfer.

5.2    Employment Agreement with KJS. The duly executed Employment Agreement between KJS, the Company and Buyer in the form of Exhibit V (the “KJS Employment Agreement”).

5.3    Additional Employment Agreements. Duly executed employment agreements in the form of Exhibit VI between the Company and the persons listed on Schedule 5.3.

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5.4    Opinion of Counsel for Sellers. An opinion from counsel for Sellers dated as of the Closing Date in the form of Exhibit VII to this Agreement.

5.5    Third Party Consents and Regulatory Approvals. Requisite consents and approvals of third parties whose consent or approval is required in order for the Company and Sellers to consummate the transactions contemplated by this Agreement, including, without limitation, any consent to the change of ownership of the Company and its underlying businesses that may be required by a landlord, governmental or accreditation agency, or by any party related to the contracts set forth in Schedule 3.17 hereto.

5.6    Supporting Documents. The following additional documents:

5.6.1	Certificate of the Secretary of State of the State of Florida as to the legal existence and good standing of the Company in the State of Florida;

5.6.2	Certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, and the continuing validity of the Articles of Incorporation and Bylaws of the Company;

5.6.3	The minute books, stock transfer records, corporate seal and other materials related to the corporate administration of the Company;

5.6.4	The resignation and grant of release and waiver of claims against the Company (effective immediately after compliance with Section 8.8 on the Closing Date) of the current directors and officers of the Company.

5.6.5	Such additional supporting documents and other information with respect to the operations and affairs of the Company as Buyer or its counsel reasonably may request.

6.	BUYER’S DELIVERIES

At the Closing, the Buyer will deliver or cause to be delivered to the Sellers the following:

6.1    Cash Payments. A cash payments in the amount of $37,338,212 payable to Sellers pursuant to Section 2.4.1.

6.2    The Notes. The Notes duly executed by Buyer.

6.3    Certificate for HealthExtras Shares. Stock certificates registered in the name of the Sellers, as applicable, representing the HealthExtras Shares allocable to each Seller as provided in this Agreement.

6.4    Warrants. The duly executed Warrant Agreements in the form of Exhibit IV representing the Warrants allocable to each Seller as provided in this Agreement.

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6.5    KJS Employment Agreement. The duly executed KJS Employment Agreement.

6.6    Pledge and Security Agreement. The duly executed Pledge and Security Agreement in favor of Sellers in the form of Exhibit II.

6.7    Registration Rights Agreement. The duly executed Registration Rights Agreement in favor of the Sellers in the form of Exhibit III.

6.8    Opinion of Counsel for Buyer. An opinion from counsel for Buyer dated as of the closing date in the form of Exhibit VIII to this Agreement.

6.9    Supporting Documents. The following additional documents:

6.9.1	A certificate of the Secretary of State of Delaware as to the legal existence and good standing (including as to taxes) of Buyer in the State of Delaware;

6.9.2	A certificate of the Secretary of Buyer attesting to the incumbency of the Buyer’s officers, the authenticity of the resolutions of the Buyer’s board of directors authorizing the transactions contemplated by this Agreement and each of the other agreements contemplated by this Agreement.

6.9.3	Such additional supporting documents and other information with respect to the operations and affairs of Buyer as the Sellers or their counsel reasonably may request.

7.	COVENANT NOT TO COMPETE.

For a period of five (5) years from and after the Closing Date, neither of the Sellers shall (i) engage, directly or indirectly, in the business of owning, operating, administering, managing or providing consulting services, financial assistance or any other form of assistance or advice to, a pharmacy benefit management business (whether or not for profit) and/or a pharmacy, including a mail order pharmacy, (whether or not for profit) that competes with Buyer or any of Buyer’s Affiliates (including, without limitation, the Company); or (ii) disrupt or attempt to disrupt, or otherwise interfere with, the relationship, contractual or otherwise, between the Buyer or any of its Affiliates (including, without limitation, the Company) on the one hand, and any of their respective customers, suppliers, health care providers or employees, on the other hand.

8.	ADDITIONAL AGREEMENTS

8.1    Confidentiality of Business Information. Each of the parties has received and hereafter may receive financial and other information concerning the activities, businesses, assets and properties of the other party and its Affiliates (“Confidential Information”). The Sellers acknowledge and agree that all Confidential Information regarding the Company and the Buyer is the exclusive property of the Company and the Buyer. The Sellers shall not disclose, directly or indirectly, Confidential Information to any person or make use of or exploit for its/his own

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purposes or the benefit of any other person any Confidential Information; provided, however, that the restrictions contained in this Section 8.1 shall not apply to any information that is or becomes generally available to the public other than through disclosure by the Sellers.

8.2    Confidentiality of this Agreement. Subject to Section 8.3 and except as the Buyer may reasonably determine is needed to comply with its obligations under the Federal securities law, the existence, terms and contents of this Agreement and its schedules and exhibits and the nature and status of the transactions described herein and therein are confidential, and without the prior written consent of the other party, neither party shall disclose to any person, other than its own directors, officers and key employees, Affiliates and accounting, investment banking and legal advisers, any such confidential information unless (i) in the written opinion of counsel to the party seeking to make the disclosure, such a disclosure is required by law or (ii) in connection with the sale of or other disposition, in whole or in part, of a party (or an entity that controls either of them) or any interest in them that involves this Agreement (but then only if such disclosure is subject to a non-disclosure agreement then customary in such transactions and as to which the other party and each of its affiliates is a third party beneficiary).

8.3    Announcements. Neither party to this Agreement shall, and Buyer shall cause Company not to, without prior agreement of the other party (which agreement shall not be unreasonably withheld), make any announcement to the public concerning the transactions contemplated by this Agreement, except as Buyer may determine is needed to comply with any requirements of the Federal securities law, provided that the Buyer will use reasonable efforts to provide Sellers with the opportunity to review and comment announcements regarding this Agreement prior to their release.

8.4    Further Assurances. If, at any time after the Closing, the Buyer or Company shall determine that any deeds, bills of sale, assignments, consents or assurances or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Buyer or Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets to which the Company or Buyer is entitled under this Agreement, Sellers shall cooperate with the Buyer and the Company to execute and deliver (or use commercially reasonable efforts to cause to be executed and delivered), all such deeds, bills of sale, assignments and assurances, and do (or use commercially reasonable efforts to cause to be done) all other acts and things necessary, desirable or proper to accomplish the foregoing.

8.5    Certain Employee Matters. Sellers will be responsible for any benefits incurred under any of the Employee Benefit Plans prior to the Closing. The Company has not and shall not pay or obligate itself to pay to any person any amount or benefit as a result of the change in control of the Company pursuant to this Agreement or any severance benefits; provided, however, that the Buyer acknowledges that this section shall not restrict the payments of bonuses to Robert Sack and Steve Gallers and the distribution to the Sellers which are reflected on the June 15, 2004 calculation of working capital furnished to the Buyer and on Schedule 3.15.

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8.6 Tax Returns.

8.6.1	To be Filed by the Sellers. The Sellers will be responsible, at their expense, for causing the preparation of the Company’s final Subchaper S Federal income tax return for the taxable period ending on the Closing Date and for any other Returns for such period for other Taxes, and Sellers will pay all Taxes attributed to such Returns. The Sellers will cause the Company not to make any election or take any action or position on any return or report of taxes filed after the date of this Agreement for or relating to any period ending on or before the Closing Date with respect to any item of income, deduction or credit of the Company that is inconsistent with any previous position or prior reporting and that would have an adverse impact on the Buyer without the consent of the Buyer unless required by applicable law.

8.6.2	To be Filed by the Buyer. The Buyer will be responsible, at its expense, for causing the preparation of the Company’s Federal income tax returns for the taxable periods commencing on or after the Closing Date, and the Buyer will pay all Taxes attributable to such Returns.

8.6.3	IRC §338 Election. The Sellers and the Buyer hereby acknowledge and agree that no election pursuant to IRC §338 will be made by the Company or the Buyer or the Sellers in connection with the transactions contemplated by this Agreement, provided, however, that the Buyer may make (or cause the Company to make) an IRC§ 338 election if the Buyer or the Company, prior to any such election pay the Sellers the amount required by Section 2.6.8 of this Agreement.

8.6.4	Review of Tax Returns. Any tax return prepared by the Sellers pursuant to Section 8.6.1 will be submitted to the Buyer at least 15 days prior to its due date for the Buyer’s review solely to determine compliance with the standards in Section 8.6.1.

8.6.5	Refunds. The Sellers shall be entitled to any refund of Taxes with respect to a taxable period ending on or prior to the Closing Date that involves Taxes on returns that are not subject to this Section 8.6 (“Prior Period Returns”). The Company will be entitled to all other refunds, including any attributable to the carryback of an item from a taxable period ending after the Closing Date to a taxable period ending on or prior to the Closing Date.

8.6.6	Amended Returns. The Buyer shall not amend any Prior Period Return without the prior written consent of the Sellers, which shall not be unreasonably withheld.

8.6.7

Tax Audits. The Buyer shall promptly notify the Sellers in writing upon its receipt of any notice of pending or threatened tax audits, examinations or assessments relating to taxable periods covered by any Prior Period

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Return. The Sellers shall have the sole right to control any such tax audit or administrative or other proceeding and to employ counsel of its choice at its expense; provided, however, that if the terms of a proposed settlement of any such audit or proceeding would have a material adverse effect on the Buyer or the Company, such settlement may not be entered into without the Buyer’s consent, which consent shall not be unreasonably withheld.

8.7    Company Obligations. The Sellers agree to cause the Company to fulfill any obligations of the Company under this Agreement which are required prior to the Closing.

8.8    Board of Directors. KJS, as sole Director of the Company, agrees, simultaneous with the Closing, to increase the size of the Board of Directors of the Company to three and to appoint David T. Blair and Michael P. Donovan as Directors of the Company.

8.9    Indemnification Obligations. Each of the Sellers agrees not to engage in any transfer of funds or other assets which has a purpose of avoiding or a purpose of causing such Seller to be unable to satisfy his or its obligations under Article 9 of this Agreement.

9.	INDEMNIFICATION

9.1    Sellers’s Indemnification. Subject to the terms and conditions of this Article 9, Sellers jointly and severally agree to indemnify and hold Buyer harmless from and against any and all Losses incurred by Buyer or the Company, or the Buyer or the Company’s respective directors, officers, employees and agents, because of any inaccuracy in, or breach or violation of, the representations, warranties, agreements or covenants made by any of the Sellers in this Agreement.

9.2    Buyer’s Indemnification. Subject to the terms and conditions of this Article 9, Buyer agrees to indemnify and hold Sellers harmless from and against any and all Losses incurred by Sellers because of any inaccuracy or misrepresentation in, or breach or violation of, the representations, warranties, agreements and covenants made by Buyer in this Agreement.

9.3    Notice of Claim or Loss.

9.3.1	Whenever indemnification is sought under this Article 9 with respect to a third party Claim, the party seeking indemnification (the “Indemnified Party”) shall notify in writing the party from whom indemnification is sought (the “Indemnifying Party”) of all information concerning the underlying Claim within thirty (30) calendar days after the Indemnified Party receives notice of such Claim.

9.3.2	In the event any Indemnified Party incurs a Loss that does not involve a third party Claim, the Indemnified Party shall promptly deliver a written notice of such Loss to the Indemnifying Party.

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9.3.3	The failure of any Indemnified Party to give notice of any Claim on a timely basis will not affect its right to indemnification under this Article 9 except to the extent that the Indemnifying Party actually is prejudiced by the failure or delay.

9.3.4	The Indemnifying Party shall have the right to defend any third party Claim, including the right to retain counsel on behalf of the Indemnified Party and to enter into any settlement which includes the Indemnified Party, so long as such settlement is consented to by the Indemnified Party (which consent will not be unreasonably withheld). If the Indemnifying Party does not elect to defend the Claim, any settlement of such Claim by the Indemnified Party must be consented to by the Indemnifying Party (which consent will not be unreasonably withheld). The controlling party will deliver to the other party upon request copies of all correspondence, pleadings, motions, briefs, appeals and other written statements relating to or submitted in connection with the defense of any third party Claim and timely notices of and the right to participate (as an observer) in any hearing or other court proceeding relating to such claim. The Indemnified Party will cooperate in all reasonable respects with Indemnifying Party and its attorneys in the investigation, trial or defense of any third party Claim or any related appeal, provided that the Indemnified Party may at its own cost participate in the investigation, trial and defense of any third party Claim and any related appeal.

9.4    Limitations on Indemnification.

9.4.1	The Sellers will not be liable under this Article 9 for any inaccuracy or misrepresentation in, or breach or violation of, any of the representations and warranties of the Sellers set forth in this Agreement or any certificate delivered pursuant to this Agreement, until the aggregate amount of all Losses relating to such misrepresentations and breaches exceeds $500,000 and then, only to the extent of such excess.

9.4.2	The Sellers will not liable under this Article 9 for any Claim unless the Sellers receive notice under Section 9.3 of such Claim before the survival period, if applicable, for the underlying representation, warranty, agreement or covenant expires.

9.4.3	The Sellers’ maximum liability under Article 9 in respect of any and all Claims other than Claims for breaches of Sections 3.4 and 3.5 and Article 7 will not exceed an amount equal to $20,000,000.

9.5    Payment of Indemnification Obligation.

9.5.1	Upon final determination of Losses for which Sellers is the Indemnifying Party, the amount of the Losses agreed to or awarded, as the case may be,

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shall be paid to the Indemnified Party within thirty (30) days following such final determination.

9.5.2	Upon final determination of Losses for which Buyer is the Indemnifying Party, the amount of the Losses agreed to or awarded, as the case may be, shall be paid to the Indemnified Party within thirty (30) days following such final determination.

9.6    Survival. All representations, warranties, and indemnities for breach of representations and warranties by the parties in this Agreement, or any certificate delivered pursuant to this Agreement, shall survive the Closing until June 15, 2007, and the obligations of either party to indemnify the other party for any Losses thereunder shall terminate and expire, except with respect to Claims already made, on June 15, 2007, except that representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.32, 3.33, 3.34 and 3.35, and representations and warranties of the Buyer set forth in Sections 4.1, 4.2, 4.11 and 4.12 and indemnities related to the foregoing, shall survive the Closing as shall all covenants and agreements in Sections 7 and 8 of this Agreement.

9.7    Exclusive Remedies. The remedies provided in this Article 9 constitute the sole and exclusive remedies for any breach of any representation, warranty, covenant and agreement set forth in this Agreement or the transactions contemplated by this Agreement other than breaches of Article 7 and Sections 8.1, 8.4, 8.6, 8.8, and 8.9 for which the remedy of specific performance is preserved.

10.	MISCELLANEOUS

10.1    Amendment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the parties hereto or as otherwise provided herein.

10.2    Waiver. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of such or any other right, power or privilege. No waiver or any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

10.3    Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by guarantee overnight delivery or facsimile transmission, if such transmission is confirmed by delivery by guaranteed next business day delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate by like notice to the other parties):

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If to Buyer:	With a copy as follows:

HealthExtras, Inc.	Thomas Farah, Esq.
2273 Research Boulevard, 2nd Floor	General Counsel
Rockville, MD 20850	HealthExtras, Inc.
Attention: Chief Executive Officer	2273 Research Boulevard, 2nd Floor
Phone: (301) 548-2900	Rockville, MD 20850
Fax: (301)548-2992	Phone: (301) 548-2900
Fax: (301) 548-2992

with a copy to the attention of General Counsel, fax (301) 548-2980.

If to Sellers:	with a copy as follows:

Kenneth J. Sack	Alfred G. Smith, II, Esq.
17273 White Haven Drive	Shutts & Bowen, LLP
Boca Raton, FL 33496	1500 Miami Center
Miami, FL 33131
Phone:(561)558-0811	Phone: (305) 379-9147
Fax: (561)558-0841	Fax: (305)381-9982

10.4    Severability. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from the Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10.5    Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto, and other documents delivered at the Closing pursuant hereto) contains the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part of this Agreement as though set forth in full herein.

10.6    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other parties.

10.7    Certain Rules of Construction. The headings used in this Agreement have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement. All references to the singular shall include the plural, and vice versa, where applicable. Acknowledging that parties have participated jointly the

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negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.8    Third Party Beneficiaries. Except as specifically provided herein, this Agreement does not and is not intended to create any rights in any person or entity that is not a party to this Agreement.

10.9    Expenses. Each party hereto will pay its own legal, accounting and other fees and expenses incident to the transactions contemplated hereby, whether or not such transactions shall be consummated. Each party will be responsible for its own costs relative to the negotiations of such agreements and the preparation of any schedules or ancillary documents and agreements applicable to such party and required by this Agreement.

10.11    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

10.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date first above written.

BUYER:

HEALTHEXTRAS, INC.

By:	/s/ Michael P. Donovan
Its: Chief Financial Officer
Name: Michael P. Donovan

SELLERS:

/s/ Kenneth J. Sack
Kenneth J. Sack, Individually

SACK FAMILY TRUST:

By:	/s/ Kenneth J. Sack
Kenneth J. Sack, Trustee